Exhibit 99.1

MTech Acquisition Corp. and MJ Freeway LLC Announce Private Placement Transaction

Financing includes U.S. and Asian Investors;
MJ Freeway Retains Cowen as Post-Closing Strategic Advisor

NEW YORK— June 6, 2019— MTech Acquisition Corp. (NASDAQ: MTEC, MTECU, MTECW) (“MTech”), the first US-listed Special Purpose Acquisition Company (SPAC) focused on acquiring a business ancillary to the cannabis industry, and MJ Freeway LLC (“MJ Freeway”), a leading seed-to-sale, regulatory compliance technology provider and developer of the cannabis industry’s first enterprise resource planning (ERP) platform, announced today that MTech has agreed to issue and sell 685,599 shares of Class A common stock at $10.21 per share in a private placement to investors for aggregate gross proceeds of approximately $7.0 million. MTech may issue up to an additional 799,907 shares of Class A Common Stock in the private placement on substantially the same terms and conditions prior to the shareholder vote to consider and approve the business combination with MJ Freeway. The closing of the private placement is conditioned on the closing of the business combination immediately thereafter.

In connection with the proposed business combination of MTech and MJ Freeway, as previously announced, the two companies will be combined under a new holding company, MTech Acquisition Holdings Inc. (“Pubco”), which will be renamed Akerna Corp. following the closing of the business combination. The shares of Class A Common Stock issued in the private placement will convert into shares of Pubco common stock on a one-for-one basis upon the closing the business combination.

Included among the investors in the private placement was Khitan LLC (“Khitan”), which includes among its members Emery Huang, a current MJ Freeway board member, and Michael Di Hao Zhang, son of the former chairman of Guizhou Xinbang Pharmaceuticals, a China-based company listed on the Shenzhen Exchange. In addition, The London Fund participated in the private placement.

Concurrently with the private placement, the investors in the private placement will receive from MTech Sponsor LLC, the sponsor of MTech, an aggregate of 76,178 shares of previously-issued shares of Class B Common Stock, which shares will remain in escrow and continue to be subject to restrictions on transfer following the consummation of the business combination. For additional information, please see MTech’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission today.

MJ Freeway also announced today that it has retained Cowen and Company, LLC as a strategic and financial advisor pending the consummation of the proposed business combination with MTech. Following the closing of the business combination, Cowen’s Information & Technology Services Investment Banking team will assist with MJ Freeway’s strategy of pursuing strategic, accretive acquisition opportunities.

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About MJ Freeway:

Founded in 2010, MJ Freeway is a large and growing regulatory compliance and inventory management technology company. MJ Freeway’s proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Nine years ago, MJ Freeway identified a need for organic material tracking and regulatory compliance SaaS solutions in the growing cannabis and hemp industry. It developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. MJ Freeway provides its regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and its business software platform, MJ Platform®, to state-licensed businesses. MJ Freeway currently has clients in 29 of the 33 U.S. states that have legalized cannabis in some form, as well as the District of Columbia. MJF also serves clients in Australia, Canada, Chile, Colombia, Denmark, New Zealand, South Africa, Spain, Switzerland and Uruguay. The Leaf Data Systems® and MJ Platform® have combined tracked more than $13 billion in medicinal and recreational cannabis sales to date.

About MTech Acquisition Corp.

MTech Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. MTech’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although MTech intends to focus its search on companies ancillary to the cannabis industry, with a particular sector focus that includes compliance, business intelligence, brand development and media.

MTech is led by Executive Chairman Steven Van Dyke and Chief Executive Officer Scott Sozio.

Forward Looking Statements:

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside MJ Freeway’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to obtain MTech stockholder approval of the business combination with MJ Freeway; the inability to complete the transaction contemplated by the merger agreement governing such business combination because of failure of closing conditions or other reasons; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by MTech stockholders; the ability Pubco to meet the listing standards of The Nasdaq Stock Market following the consummation of the transactions contemplated by the merger agreement; costs related to the proposed business combination; MJ Freeway’s ability to manage growth; the reaction of MJ Freeway’s customers and suppliers to the business combination; Pubco’s ability to identify and integrate other future acquisitions; rising costs adversely affecting MJ Freeway’s profitability; adverse changes to the legal environment for the cannabis industry; and general economic and market conditions impacting demand for MJ Freeway’s products and services. See the risk factors that have been disclosed in the proxy statement MTech has filed with the Securities and Exchange Commission (“SEC”) and the registration statement on Form S-4 filed by with the SEC by Pubco, , for additional risks associated with the business combination. None of MTech, Pubco or MJ Freeway undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Information About the Transaction and Where to Find Additional Information

This communication is being made in respect of the proposed business combination between MTech and MJ Freeway. In connection with the proposed business combination, MTech has filed with the SEC a proxy statement and Pubco has filed a registration statement on Form S-4, which includes a definitive proxy statement/final prospectus, which registration statement was declared effective on May 14, 2019 and mailed to stockholders of MTech on or about May 17, 2019. Before making any voting or investment decision, shareholders of MTech are urged to carefully read the definitive proxy statement/final prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about MTech, Pubco, MJ Freeway and the proposed business combination. The documents filed by MTech and Pubco with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to MTech Acquisition Corp., 10124 Foxhurst Court, Orlando, Florida 32836, Attention: Secretary.

Participants in the Solicitation

MTech, Pubco, MJ Freeway, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of MTech stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of MTech’s directors in the definitive proxy statement/final prospectus mailed to stockholders on or about May 17, 2019. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests are contained in the definitive proxy statement/final prospectus.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Act”) or an available exemption from the requirements of the Act.

MJ Freeway Media Contact:

Jon Goldberg / McKenna Miller

KCSA Strategic Communications

jgoldberg@kcsa.com / mmiller@kcsa.com
(212) 896-1282 / (347) 487-6197

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